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                                                                    EXHIBIT 2(l)




                                October 29, 1999


Kemper Floating Rate Fund
222 South Riverside Plaza
Chicago, Illinois  60606

               Re: Registration Statement on Form N-2 as filed with the Securities and Exchange Commission on October 29, 1999

Ladies and Gentlemen:

     Kemper Floating Rate Fund (the "Trust") is a trust created under a written Declaration of Trust dated March 23, 1999. The Declaration of Trust, as amended from time to time, is referred to as the "Declaration of Trust." The beneficial interest under the Declaration of Trust is represented by transferable shares, $.01 par value per share. The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

     We are of the opinion that all legal requirements have been complied with in the creation of the Trust and that said Declaration of Trust is legal and valid.

     Under Article V, Section 5.5 of the Declaration of Trust, the Trustees are empowered, in their discretion, from time to time, to issue Shares for such amount and type of consideration, at such time or times and on such terms as the Trustees may deem best. Under Article V, Section 5.1, it is provided that the number of Shares authorized to be issued under the Declaration of Trust is unlimited.

     We understand that you are about to file with the Securities and Exchange Commission a Registration Statement on Form N-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the offering of 80,000,000 Class A transferable shares of beneficial interest of the Trust, par value $.01 per share, 80,000,000 Class B transferable shares of beneficial interest of the Trust, par value $.01 per share, and 80,000,000 Class C transferable shares of beneficial interest of the Trust, par value $.01 per share (collectively, the "Shares"). We understand that our opinion is required to be filed as an exhibit to the Registration Statement.

     By resolutions adopted on July 14, 1999 and September 29, 1999, the Trustees of the Trust authorized the officers of the Trust file the Registration Statement and to take any and all action in connection with the public issuance, offering and sale of the Shares.

     We are of the opinion that all necessary Trust action precedent to the issue of the Shares has been duly taken, and that all such Shares may be legally and validly issued for cash, and when sold will be fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration for such Shares in accordance with the terms in the Registration Statement, subject to compliance with the Securities Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities.



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     We consent to your filing this opinion with the Securities and Exchange
Commission as an Exhibit to the Registration Statement.

                                         Very truly yours,



                                         Dechert Price & Rhoads